     EXHIBIT (h)(8)(i)
AMENDMENT
     THIS AMENDMENT is made this _______ day of _______, 2007, by and among U.S. Bank National Association (“The Bank”) and BB&T Funds (hereinafter referred to as the “Trust”), a Massachusetts business trust, on behalf of each respective series identified on Exhibit A attached hereto, separately and not jointly (each such series hereinafter referred to as a separate “Customer”). The Bank and the Trust are referred to herein as the “Parties.”
RECITALS
     WHEREAS, On December 22, 2006 the Parties established a Securities Lending Agreement (the “Customer Agreement”) establishing The Bank as the Customer’s securities lending agent;
     WHEREAS, the Customer Agreement, in Paragraph 13 provides that no amendment to the Customer Agreement, together with the Exhibits, shall be effective until approved in writing by both Parties.
     WHEREAS, the Parties have agreed to amend the Customer Agreement’s Exhibit A along with the Customer Information Sheet, as that term is defined in the Customer Agreement.
     NOW THEREFORE, in consideration of the mutual premises contained herein and other valuable consideration, the Parties hereto agree that Exhibit A shall be amended to read as follows:
See Attached Exhibit A
IN WITNESS WHEREOF, the parties have duly executed this Amendment, all as of the date first written above.

U.S. BANK N.A.
By:
Name:
Title:

BB&T Funds, on behalf of each series thereof listed on Exhibit A
By:
Name:
Title:

EXHIBIT A

Fund Name	Tax ID
BB&T Capital Manager Conservative Growth Fund	31-1485122
BB&T Capital Manager Equity Fund	31-1747373
BB&T Capital Manager Growth Fund	31-1485124
BB&T Capital Manager Moderate Growth Fund	31-1485123
BB&T Equity Income Fund	20-1129175
BB&T Intermediate U.S. Government Bond Fund	31-1357789
BB&T International Equity Fund	31-1485121
BB&T Kentucky Intermediate Tax Free Bond Fund	42-1575391
BB&T Large Cap Fund	31-1357794
BB&T Maryland Intermediate Tax Free Bond Fund	42-1575389
BB&T Mid Cap Growth Fund	31-1747385
BB&T Mid Cap Value Fund	31-1747379
BB&T National Tax Free Money Market Fund	20-4722840
BB&T North Carolina Intermediate Tax Free Bond Fund	31-1357793
BB&T Prime Money Market Fund	31-1511673
BB&T Short U.S. Government Bond Fund	31-1357795
BB&T Small Cap Fund	59-3766691
BB&T South Carolina Intermediate Tax Free Bond Fund	31-1550282
BB&T Special Opportunities Equity Fund	54-2106409
BB&T Total Return Bond Fund	31-1648569
BB&T Virginia Tax Free Bond Fund	31-1648573
BB&T West Virginia Tax Free Bond Fund	31-1747378
BB&T Sterling Capital Small Cap Value Fund	04-3338361

CUSTOMER INFORMATION SHEET
Please provide the Bank with the following information:
Name:                      BB&T Funds
Tax identification number:                                          N/A
Principal place of business:               434 Fayetteville Street, Raleigh, NC
State and nation of incorporation or organization: Massachusetts Business Trust, USA Address (or the address of your registered agent) within state of incorporation or organization:                                          N/A
Please select one (and only one) of the following two series of the Mount Vernon Securities Lending Trust in which you wish the Bank to invest Cash Collateral (each series is described more fully in such series’ respective Offering Memorandum):
☐ Prime Portfolio
(If you fail to select either of the series above, or if you select both of the series above, the Bank will be unable to lend your securities.)
Please set forth below the name of each entity which owns, controls or possesses securities which may be lent pursuant to the Customer Agreement and the tax identification number of such entity (attach additional pages if necessary):

Name	Tax ID

See Attached Exhibit A	See Attached Exhibit A

Please initial here to confirm investment election ___________